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                                                                  Exhibit 10a


                       SEPARATION AND RETIREMENT AGREEMENT
         THIS SEPARATION AND RETIREMENT AGREEMENT (this "Agreement"), is made, entered into and effective as of September 4, 2001 (the "Effective Date"), by and between The Elder-Beerman Stores Corp. (the "Company"), located at 3155 El-Bee Road, Dayton, Ohio 45439 and Frederick J. Mershad ("Mershad"), residing at 502 David Parkway, Dayton, Ohio 45429.

                                   WITNESSETH:

                WHEREAS, Mershad currently serves as the Chairman and Chief Executive Officer of the Company and is a member of the Board of Directors of the Company; and

                WHEREAS, Mershad has determined that he shall resign as Chairman and Chief Executive Officer as well as from any other position, office or directorship of the Company or of any other entity for which he was serving at the request of the Company, effective December 31, 2001 (the "Retirement Date"), and

                WHEREAS, the Company accepts Mershad's resignations and retirement as of the date mentioned above; and

                WHEREAS, the Company and Mershad are parties to that certain Employment Agreement dated as of December 30, 1997 ("the Employment Agreement"), which sets out certain terms and conditions for Mershad's employment and termination of employment and the Company and Mershad desire to supercede the terms of the Employment Agreement with this Agreement and to clarify precisely the payments and benefits that Mershad will be entitled to receive from the Company in connection with the cessation of his employment with the Company; and

                WHEREAS, the Company and Mershad wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, Mershad's resignation from the offices he held and from his employment with the Company.

                NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Mershad hereby agree as follows:

         1. RESIGNATION AND RETIREMENT. Mershad hereby resigns, effective on the Retirement Date his position as Chairman and Chief Executive Officer of the Company. Mershad further resigns, effective on the Retirement Date: (a) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company, and (d) from any other


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directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each, an "Other Entity"). Mershad further agrees that, effective on the Retirement Date, he shall retire and his employment with the Company will cease. The Company hereby consents to and accepts said resignations and retirement, effective on the Retirement Date.

         2. EMPLOYMENT AGREEMENT. The parties agree that the Employment Agreement is hereby rendered null and void and is superceded in its entirety by this Agreement.

         3. JOB DUTIES DURING TRANSITION PERIOD. The parties acknowledge and agree that Mershad's base salary and benefits during the period from the Effective Date to the Retirement Date (the "Transition Period") shall be the same as he was entitled to prior to the Effective Date. Mershad agrees that, in addition to his current job duties, during the Transition Period, he shall assist the Company with the transition to his successor by undertaking the following tasks: (a) participate, as requested by the Operating Committee of the Company's Board of Directors (the "Operating Committee"), in the search for and selection of a new Chief Executive Officer of the Company; (b) identify significant transition issues for the Operating Committee; (c) participate in communications about his separation and retirement as agreed with the Operating Committee in the form of a press release attached hereto; (d) use his reasonable best efforts to facilitate the transfer of his duties, and customer and vender relationships, to his successor(s), including introducing the new chief merchant to suppliers and explaining in general the current margin guarantee requirements; and (e) effectively implement such other assignments as are agreed upon between him and the Operating Committee.

         4. ADDITIONAL COMPENSATION AND BENEFITS. In consideration of the promises made by Mershad in this Agreement and subject to the conditions hereof, the Company agrees to the following:

            a. CONTINUED SALARY. Mershad's current Base Salary ($660,000 per year) shall be continued in accordance with the Company's usual payroll practices from the Retirement Date to December 31, 2004 (the "Severance Period").

            b. INCENTIVE COMPENSATION. Subject to Section 4.p below, Mershad shall be eligible to receive an amount equal to a full year's annual bonus for 2001 under the terms and conditions of the Company's Equity and Performance Incentive Plan (the "EPIP"). The percentage of Mershad's annual bonus to be paid under such plan will be determined by the Company's performance for fiscal year end 2001. Other than the compensation provided in this Section 4.b, Mershad shall not be eligible for any additional incentive compensation, pursuant to the EPIP or otherwise, after the Retirement Date.

            c. STOCK OPTIONS. As set forth on Schedule 4.c, Mershad has certain stock options that are or, subject to Section 4.p below, will be vested as of the Retirement Date (the "Vested Options"), Mershad's ability to exercise the Vested Options is governed by the terms and conditions of those certain Nonqualified Stock Option Agreements (the "Option Agreements") made pursuant to the EPIP and executed by Mershad in connection with the periodic grants of stock options that became the Vested Options. Mershad acknowledges that, under the Option Agreements, the Vested Options terminate one year after the Retirement Date on December 31, 2002. Mershad


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agrees and acknowledges that he is ineligible for any other stock options, grants or awards, and that he forfeits upon the Retirement Date any rights in or to any other stock option grants, including without limitation any right to vest after the Retirement Date in any additional stock options.

            d. RESTRICTED SHARES. As set forth on Schedule 4.c, Mershad has certain restricted shares of the Company's common stock that are or will be vested as of the Retirement Date (the "Vested Restricted Shares"). Mershad's rights with respect to the Vested Restricted Shares are governed by the terms and conditions of those certain Restricted Shares Agreements (the "Restricted Shares Agreements") made pursuant to the EPIP and executed by Mershad in connection with the grant of the shares that became the Vested Restricted Shares. Mershad agrees and acknowledges that he is ineligible for any other stock grants or awards, and that he forfeits upon the Retirement Date any rights In or to any other restricted shares, including without limitation any right to vest after the Retirement Date in any additional restricted shares.

            e. MEDICAL COVERAGE DURING SEVERANCE PERIOD. Subject to Section 4.p below, during the Severance Period, Mershad and his wife, Linda Mershad, shall continue to be provided with medical and dental benefits equivalent to those provided to them prior to the Retirement Date, as modified from time to time to reflect changes made in the benefit plans generally available to other executives of the Company. In the event of Mershad's death prior to the end of the Severance Period, such benefits shall continue for his wife through the remainder of such period.

            f. MEDICAL COVERAGE AFTER SEVERANCE PERIOD. Mershad's and his wife's eligibility for medical and/or dental coverage after the end of the Severance Period shall be pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), provided, however, that the Company shall ensure that Mershad and his wife shall continue to be able to purchase medical and/or dental coverage at the COBRA rate from the end of the Severance Period to March 1, 2008. Such benefit shall continue for Linda Mershad in the event of Mershad's death prior to March 1, 2008.

            g. DISCOUNT. After the Retirement Date, Mershad and Linda Mershad shall continue to be entitled to the employee discount made available to other retired employees, in accordance with the Company's current policy, and the Company reserves the right to modify that policy in generally-applicable ways from time to time.

            h. PROFESSIONAL FEES. The Company agrees to pay Mershad's or his heirs', estate's or successor's legal fees and costs (and related disbursements) incurred in connection with any enforcement or defense of his rights under this Agreement.

            i. 401(K) PLANS. Mershad's post-retirement eligibility for benefits, if any, as a past employee of the Company under the Company's 401(k) Plan shall be as set forth in the respective plan documents and shall be based on the Retirement Date.

            j. EPIP. Other than as provided in this Section 4, Mershad shall not be eligible for any additional compensation under the EPIP, other than payment of amounts that, pursuant to the EPIP; already were earned and fully vested as of the Retirement Date.


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            k. LIFE INSURANCE. Mershad's participation in the Company's group life insurance plan shall terminate as of the Retirement Date, and his rights with respect to conversion of that group life insurance coverage to individual coverage shall be as set forth in the group life insurance plan.

            l. BUSINESS EXPENSES. During the Transition Period, Mershad shall continue to receive reimbursement for business expenses in accordance with company policies. After the Retirement Date, Mershad shall promptly pay any balance due on any Company credit card or other account used by him. The Company will either (i) reimburse Mershad for any pending, reasonable business-related credit card charge for which Mershad has not already been reimbursed provided Mershad files a proper Travel and Expense Report, or (ii) pay such charge directly to the card-issuing bank.

            m. AUTOMOBILE. Subject to Section 4.p below, during the Severance Period, Mershad shall continue to be entitled to the same automobile benefit that he received prior to the Retirement Date.

            n. OTHER COMPANY PROPERTY. After the Retirement Date, Mershad shall immediately return to the Company (to the extent he has not already returned) in good condition (ordinary wear and tear excepted) all Company property in his possession, including, without limitation, a cellular telephone, laptop computer, computer equipment, and Company credit cards.

            o. VACATION PAY. During the Transition Period, Mershad shall continue to accrue vacation in accordance with company policies. After the Retirement Date, Mershad shall be paid for any unused vacation time that he had earned prior to the Retirement Date.

            p. CONDITIONAL ENTITLEMENTS. The parties acknowledge and agree the benefits and compensation specified in Sections 4.b, 4.e, and 4.m, as well as the additional vesting of both the 12/30/97 and 12/5/00 option grants set out on
Schedule 4.c that took place during the Transition Period, are contingent on Mershad's satisfactory completion, as reasonably determined by the Operating Committee, of the job duties set out in Section 3 above prior to the Retirement Date. In the event Mershad does not satisfactorily complete these duties, the contingent benefits and option vesting shall be revoked and Mershad shall have no further entitlements to said benefits and option vesting. Mershad's receipt of such benefits and compensation is not contingent on the Company selecting or employing a new Chief Executive Officer.

            q. OTHER COMPENSATION AND BENEFITS. Except as specifically set forth herein, no other compensation or benefits are due Mershad, including without limitation any compensation under the Employment Agreement.

         5. NO SOLICITATION OF EMPLOYEES. Mershad agrees that he will not from the Effective Date until the end of the Severance Period: (i) employ, assist in employing any person who is, or has been in the 12 month period prior thereto, an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities, unless such employee was involuntarily terminated by the


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Company; or (ii) induce any person who is an employee, officer or agent of the
Company, or any of its affiliated, related, or subsidiary entities to terminate such relationship.

         6. RELEASE BY MERSHAD.

            a. Mershad for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company from, and agrees to indemnify the Company against, any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Mershad now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company ("Claims"), including but not limited to:

               (i) any and all Claims, directly or indirectly, arising out of or relating to: (A) Mershad's employment with the Company; (B) Mershad's resignation as Chairman and Chief Executive Officer and any other position described in Section 1 of this Agreement; and (C) Mershad's retirement from the Company.

               (ii) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

               (iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

               (iv) any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Section 4 above. Mershad agrees that he intends to release any and all worker compensation claims he may have against the Company by this Agreement, and further agrees to execute any documentation as may be reasonably required to perfect such release when presented to him by the Company.

            b. Mershad understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Mershad ever had or now may have or ever will have against the Company to the extent provided in this Section 6. Mershad further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

            c. Mershad further understands and acknowledges that:


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               (i) The release provided for in this Section 6, including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

               (ii) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this
Section 6, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

               (iii) He has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

               (iv) He may, within seven days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the Chairman of the Operating Committee. For such revocation to be effective, written notice must be actually received by the Chairman of the Operating Committee no later than the close of business on the seventh day after Mershad executes this Agreement. If Mershad does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Mershad as set forth in Section 4 of this Agreement.

            d. Mershad will never file a lawsuit or other complaint asserting any claim that is released in this Section 6. If Mershad breaches this Section 6.d, he agrees to indemnify the Company against any costs or expenses, including attorney fees, that the Company may incur in connection with such breach.

            e. Mershad and the Company acknowledge that his resignation is by mutual agreement between the Company and Mershad, and that Mershad waives and releases any claim that he has or may have to reemployment.

            f. For purposes of the above provisions of this Section 6, the "Company" shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

         7. CONFIDENTIAL INFORMATION.

            a. Mershad acknowledges and agrees that in the performance of his duties as an officer and employee of the Company, he was or may be brought into frequent contact with, had or may have access to, and/or became or may become informed of confidential and proprietary information of the Company and/or information that is a competitive asset of the Company (collectively, "Confidential Information") and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Confidential Information shall include, without

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limitation: (i) customer and distributor information such as names, addresses, sales histories, purchasing habits, credit status, pricing levels, etc., (ii) certain prospective customer and distributor information lists, etc., (iii) product and systems specifications, schematics, designs, concepts for new or improved products and services and other products and services data, (iv) product and material costs, (v) suppliers' and prospective suppliers' names, addresses and contracts, (vi) future corporate planning data, (vii) production methods and equipment, (viii) marketing strategies, (ix) the Company's financial results and business condition, (x) any of the foregoing which belong to any other person or company but to which Mershad has had access by reason of his employment with the Company, and (xi) any other information which constitutes a "trade secret" under federal or state law. Mershad acknowledges that the Confidential Information of the Company gained by Mershad during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

            b. Mershad will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Mershad may have acquired such Confidential Information. Mershad specifically acknowledges that Confidential information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Mershad and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention (other than in his mind or memory) or use by Mershad of confidential or proprietary or trade secret information after the termination of Mershad's employment with, and performance of services for, the Company shall constitute a misappropriation of the Company's Confidential Information.

            c. Mershad will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files, computers, including any laptop, in good condition (normal wear and tear excepted), all property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company.

            d. Mershad further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Mershad generally known to the public or shall become known to Mershad from a source not obligated to keep such information confidential or Mershad is required by law (after providing the Company with notice and opportunity to contest such requirement) or in order to enforce this Agreement to make disclosure. Mershad's obligations under this Section 7 are in addition to, and

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not in limitation or preemption of, all other obligations of confidentiality which Mershad may have to the Company under general legal or equitable principles or statutes.

         8. DISCLOSURE. From the date of this Agreement through the end of the Severance Period, Mershad will communicate the contents of Sections 5, 7, 9.b, 10, and 12 of this Agreement to any person, firm, association, or corporation which he intends to be employed by, associated in business with, or represent if such employment or association would constitute a breach of such provisions.

         9. BREACH; ARBITRATION.

            a. If Mershad breaches any of the provisions of this Agreement, and such breach has not been cured within thirty days of receipt of notice of such breach from the Company, then the Company may immediately terminate all remaining payments and benefits described in this Agreement with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

               (i) The Company will not terminate pursuant to Section 9.a any benefits in which Mershad had vested as of the Retirement Date under the Retirement Plans. Mershad's and Linda Mershad's COBRA rights, if any, will not be reduced by any action taken by the Company under Section 9.a.

               (ii) Mershad may challenge any Company action under Section 9.a.

            b. If the Company breaches any of the provisions of this Agreement, and such breach has not been cured within thirty days of receipt of notice of such breach from Mershad, Mershad shall be relieved of all of his obligations hereunder from the date of such breach until such breach has been cured by the Company.

            c. The parties shall endeavor to resolve any dispute arising out of or relating to this agreement by mediation under the CPR Mediation Procedure. Unless the parties agree otherwise, the mediator will be selected from the CPR Panels of Distinguished Neutrals. Any controversy or claim arising out of or relating to this contract or the breach, termination or validity thereof, which remains unresolved 45 days after appointment of a mediator, shall be settled by arbitration by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof; provided, however, that the parties agree that in the event of any alleged breach by Mershad of any of his obligations under Sections 5 and 7 of the Agreement, the arbitration requirements of this Section 9.b shall not apply, and that instead, the Company may elect, in its sole discretion, to seek relief in a court of general jurisdiction in the State of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court. In addition, in connection with any such court action, Mershad acknowledges and agrees that the remedy at law available to the Company for breach by Mershad of any of his obligations under Sections 5 and 7 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Mershad acknowledges, consents and agrees that, in

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addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Mershad's violation of any provision of Sections 5 and 7 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

         10. CONTINUED AVAILABILITY, COOPERATION, AND INDEMNIFICATION.

             a. Mershad shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Mershad's employment by the Company. This cooperation by Mershad shall include, but not be limited to:

                (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

                (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

                (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

                (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

             b. Mershad shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Mershad, or with the requirements of any third party with whom Mershad has a business relationship permitted hereunder that provides remuneration to Mershad. Mershad shall not unreasonably withhold his availability for such cooperation.

             c. Upon the Retirement Date, Mershad will update the Company as to the status of all pending matters for which he was responsible or otherwise involved.

             d. The Company agrees to release Mershad and indemnify and hold him harmless against all liability or loss, (including costs and expenses), and against all claims or actions, pending or threatened, arising from or connected with his past activities as an employee, officer or director of the Company, including but not limited to those claims or actions based upon or arising out of negligent or wrongful acts to persons or property and the defense of any such claims or actions. Notwithstanding the foregoing, the Company will have no obligation to release, indemnify, hold harmless or defend Mershad for any conduct by Mershad found by a court of final jurisdiction to be undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company or that arises from a violation of any statutory

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

prohibition unless such conduct was specifically requested or authorized by the Company. Mershad warrants that he has disclosed to the Company all claims and circumstances and potential claims and circumstances that to his knowledge may exist or could reasonably be brought against him concerning his past activities as an employee. The Company agrees to continue to include Mershad as a named insured under any directors and officers liability insurance policy maintained by the Company from time to time with full coverage as a former director, officer and employee. The parties agree that Mershad does not admit any violation of law, liability or invasion of any rights of the Company, and that such violation, liability or invasion is expressly denied. The Company agrees that it shall never file a lawsuit asserting any claim that is released in this
Section 10.d.

                (i) Mershad acknowledges that the Company and Mershad are parties to a Director and Officer Indemnification Agreement (the "Indemnification Agreement") dated as of December 30, 1997, which sets out certain terms and conditions under which the Company would indemnify Mershad if or when he was a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he was a director or an officer of the Company or was serving at the request of the Company as a director, trustee, officer, employee against costs, charges, expenses, judgments, fines, and settlement amounts incurred by Mershad. The parties agree that this Section 10 supercedes the Indemnification Agreement and governs the Company's and Mershad's respective rights and obligations with respect to indemnification.

         11. SUCCESSORS AND BINDING AGREEMENT.

             a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company; provided, however, that any such successor that results from a "Change in Control," as that term is defined in the Employment Agreement, or the Company (at Mershad's option) simultaneously with the Change in Control, shall secure all of Mershad's benefits and entitlements of this Agreement, including in particular those set forth in Section 4, with an appropriate letter of credit with a financial institution approved by Mershad and in the form and amount approved by Mershad. The Company or its successor shall pay all amounts and take all action necessary to maintain such letter of credit.

             b. This Agreement shall inure to the benefit of and be enforceable by Mershad's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees ("Successors"). If Mershad shall die while amounts are or may be payable to him under this Agreement, references to "Mershad" shall, where appropriate, be deemed to refer to his Successors.

             c. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11.a and 11.b.


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

             d. This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Sections 11.a and 11.b, no third party shall have any rights hereunder.

             e. Mershad shall not be required to mitigate the amount of any payment provided for in this Agreement either by seeking other employment or otherwise. The amount of any payment provided for herein shall not be reduced by any remuneration that Mershad may earn from employment with another employer or otherwise following the Retirement Date.

         12. NON-DISCLOSURE, STATEMENTS TO THIRD PARTIES.

             a. Except as permitted or required herein, all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Mershad's spouse, if any, (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities that fall within the scope of Section 5 of this Agreement, but only to the extent required thereby), except as necessary to carry out the provisions of this Agreement, and except as may be required by law. Notwithstanding the foregoing, this Agreement may be filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.

             b. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Mershad nor the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Mershad further hereby agrees that, other than upon the agreement and approval of the Operating Committee, he shall not: (i) make any comment to the media, or respond to any media questions, whether on the record or otherwise, about his separation or retirement from the Company; (ii) make any comment to any individual that Mershad knows is a shareholder of the Company or to any individual that Mershad knows is affiliated with a shareholder of the Company, whether in a public shareholder meeting, any other public forum, or in any private setting, about his separation or retirement from the Company; (iii) comment to others concerning the non-public status, plans or prospects of the business of the Company existing at or prior to the Retirement Date, or (iv) engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Section 12.b, the "Company" shall mean Elder-Beer-man and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies.

         13. NOTICES. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (marked Confidential and directed to the attention of the Operating Committee) at its principal executive offices and to Mershad at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

         14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Mershad and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without Liability or any other legal effect whatsoever.

         15. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, including the Employment Agreement, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter; provided, however, that the Option Agreements, the Restricted Shares Agreements and the Indemnification Agreement shall remain in full force and effect.

         16. GOVERNING LAW. Any dispute, controversy, or claim of whatever nature arising out of or elating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio.

         17. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

         18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         19. CAPTIONS AND SECTION HEADINGS. Captions and section headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

         20. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

                                           THE ELDER-BEERMAN STORES CORP.

                                           /s/ Steven C. Mason
                                              -----------------------------
                                           Chairman of the Executive Committee


                                           /s/ Scott J. Davido
                                              -----------------------------
                                               Scott J. Davido


                                           /s/ Frederick J. Mershad
                                              -----------------------------
                                           Frederick J. Mershad

                                  SCHEDULE 4.c

----------------------------------------------------------------------------------------------------------------------
     TYPE OF GRANT       DATE OF GRANT    NO. OF SHARES     STRIKE PRICE    NO. OF SHARES VESTED    TERMINATION DATE
     -------------       -------------    -------------     ------------    ---------------------   ----------------
                                                                              ON RETIREMENT DATE
                                                                              ------------------
----------------------------------------------------------------------------------------------------------------------
Options                     12/30/97         194,000           $10.89              155,200              12/31/02
----------------------------------------------------------------------------------------------------------------------
                            02/01/98          75,000           $21.00               45,000              12/31/02
----------------------------------------------------------------------------------------------------------------------
                            02/25/99          90,000           $ 8.00               60,000              12/31/02
----------------------------------------------------------------------------------------------------------------------
                            02/25/99         100,000           $ 9.60               66,666              12/31/02
----------------------------------------------------------------------------------------------------------------------
                            02/25/99         110,000           $11.20               73,333              12/31/02
----------------------------------------------------------------------------------------------------------------------
                            12/05/00         100,000           $3.125               20,000              12/31/02
----------------------------------------------------------------------------------------------------------------------
Restricted Stock            12/30/97          47,087             n/a                47,087                 n/a
----------------------------------------------------------------------------------------------------------------------
                            02/01/98          50,000             n/a                50,000                 n/a
----------------------------------------------------------------------------------------------------------------------
                            02/25/99          75,000             n/a                  0                    n/a
----------------------------------------------------------------------------------------------------------------------

































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